Exhibit 17.1

Steven Edelman
Green Tree Software
17 Barstow Plaza, Suite 306
Great Neck, New York 11021

December 8th, 2016

VIA EMAIL
Board of Directors
Titan Computer Services, Inc.
92 Southgate Drive
Spring Valley, New York 1-077
Attn: Mr. Leonard Rosenfield

Dear Mr. Rosenfield:

You are hereby advised that effective at midnight tonight I hereby resign as a director of Titan.

Very truly yours,

Steven Edelman